RESOLUTIONS OF
THE BOARD OF DIRECTORS OF
BANK OF AMERICA CORPORATION
January 24, 2007
Appointment of Attorneys-in-Fact
     RESOLVED FURTHER, that Timothy J. Mayopoulos, William J. Mostyn III and Teresa M. Brenner hereby are appointed attorneys-in-fact for, and each of them with full power to act without the other hereby is authorized and empowered to sign the Registration Statement and any amendment or amendments (including any pre-effective or post-effective amendments) thereto on behalf of, the Corporation and any of the following: the Principal Executive Officer, the Principal Financial Officer, the Principal Accounting Officer, and any other officer of the Corporation;
     RESOLVED FURTHER, that Timothy J. Mayopoulos is hereby designated as Agent for Service of the Corporation with all such powers as are provided by the Rules and Regulations of the Commission;
     RESOLVED FURTHER, that any Authorized Officer hereby is authorized and directed to do all things necessary, appropriate or convenient to carry into effect the foregoing resolutions.

CERTIFICATE OF ASSISTANT SECRETARY
     I, Allison L. Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify that attached to this certificate is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on January 24, 2007, at which meeting a quorum was present and acting throughout and that those resolutions are in full force and effect and have not been amended or rescinded.
     IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of March 16, 2007.

/s/ ALLISON L. GILLIAM
Allison L. Gilliam, Assistant Secretary

(CORPORATE SEAL)